EXHIBIT 99.1
PSB Group, Inc. Announces New Executive Officer Appointments
Madison Heights, MI. March 19, 2010 — PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, announced today that Michael J. Tierney, President and Chief Executive Officer, has resigned from this position, and from the Board of Directors of the Bank and the Company. Mr. Tierney is resigning for personal reasons to pursue other interests, and his resignation is effective immediately.
The Board of Directors is pleased to announce that Mr. David Wood will serve as the interim President and Chief Executive Officer. Mr. Wood will also retain his title as Chairman of the Board of Directors. The Board of Directors will begin a nationwide search for a permanent Chief Executive Officer. In conjunction with the appointment, Vincent J. Szymborski, Senior Vice President, Retail Banking was appointed to the position of Executive Vice President and Chief Operating Officer. David Wood, Chairman of the Board, commented “We are pleased that Mr. Szymborski has accepted the duties as Executive Vice President and Chief Operating Officer. Mr. Szymborski has a thorough understanding of the Company, its clientele, and the strategic direction the Board has developed with management. We look forward to Mr. Szymborski leading the operating affairs of the Company and working closely with him to achieve our mutual objectives.
PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact:	David A. Wilson
Senior Vice President & CFO
(248) 548-2900